EXHIBIT (h)(2)


               ADDENDUM TO TRANSFER AGENCY AND SERVICES AGREEMENT


THIS ADDENDUM, dated as of July 24, 2002, modifies the Transfer Agency and Services Agreement by and between _____________ (the "Transfer Agent") and _______ Funds, Inc. (the "Funds"), such Agreement being hereinafter referred to as the "Agreement."

WHEREAS, Section 352 of the USA Patriot Act (the "Act") and the Interim Final Rule (Section 103.130) adopted by the Department of the Treasury's Financial Crimes Enforcement Network (the "Rule") require the Funds to develop and implement an anti-money laundering program (the "AML Program") and monitor the operation of the program and assess the effectiveness; and

WHEREAS, Section 326 of the Act, as proposed, requires the Funds to develop and implement a Customer Identification Program ("CIP") as part of the Funds' AML Program to ensure, among other things, that the Funds obtain certain information from each of its customers and to be reasonably sure it knows each of its customers; and

WHEREAS, in order to assist its transfer agent clients with their anti-money laundering compliance responsibilities under the Act and the Rule, the Transfer Agent has agreed to implement and operate the Funds' AML Program, including the development and implementation of procedures designed to promote the detection and reporting of potential money laundering activity by monitoring shareholder activities and verify a shareholder's identity (the "Procedures"); and

WHEREAS, the Funds desire to delegate to the Transfer Agent the implementation and day-to-day operation of the AML Program and the Procedures on behalf of the Funds, subject to the supervision of the compliance officer of the AML Program (the "Compliance Officer").

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1. Pursuant to the Funds' AML Program, the Transfer Agent agrees to develop Procedures reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to ensure compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

2. The Transfer Agent agrees to provide the Compliance Officer with written copies of the Procedures, as may be amended from time to time by the Transfer Agent, and agrees to implement and monitor such Procedures, subject to the oversight and approval of the Compliance Officer.

3. The parties to this Agreement contemplate that the Procedures will be amended from time to time by the Transfer Agent based on the Transfer Agent's experience implementing and monitoring the AML Program and the Procedures and as additional regulations are adopted and/or regulatory guidance is provided relating to the Funds' anti-money laundering responsibilities. The Transfer Agent agrees to promptly advise the Compliance Officer regarding amended Procedures, as necessary.

4. The Transfer Agent agrees to provide to the Compliance Officer (a) prompt written notification of any transaction or combination of transactions that the Transfer Agent believes, based on the Procedures, evidence possible money laundering activity in connection with the Funds or any shareholder of the Funds ("Suspicious Activity"), (b) prompt written notification of any shareholder(s) of the Funds that the Transfer Agent reasonably believes, based upon the Procedures, to be engaged in Suspicious Activity,
     (c) any reports received by the Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to the AML Program or the Procedures as provided in this Addendum, (d) prompt written notification of any action taken in response to Suspicious Activity as described in (a), (b) or reports received as described in (c), and (e) an annual report of the effectiveness of the AML Program and the Procedures, as amended, including recommendations to improve the effectiveness of the AML Program and the Procedures.

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     The Transfer Agent shall provide such other reports on the AML Program and the Procedures at the direction of the Compliance Officer as may be agreed to from time to time by the Transfer Agent and the Compliance Officer.

5. The Funds hereby direct, and the Transfer Agent acknowledges, that the Transfer Agent shall (a) permit federal regulators access to such information and records maintained by the Transfer Agent and relating to the Transfer Agent's implementation of the Procedures on behalf of the Funds, as they may request, and (b) permit such federal regulators to inspect the Transfer Agent's implementation of the AML Program and the Procedures on behalf of the Funds.

6. Fees and expenses (other than those already set forth in the Agreement) for services to be provided by the Transfer Agent hereunder shall be set forth in a fee schedule agreed upon by the Funds and the Transfer Agent from time to time. A copy of the initial fee schedule is attached hereto as Exhibit A.

7. This Addendum constitutes the written instructions of the Funds pursuant to the terms of the Agreement. Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Addendum as of the date and year first above written.

(the "Funds")

By:
     --------------------------------------
      Authorized Officer

-----------------------------
(the "Transfer Agent")

By:
     --------------------------------------
      Authorized Officer


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                                    EXHIBIT A
                                    ---------

The fees associated with the Transfer Agent's assigned duties and responsibilities are threefold: a base annual fee based on the number of shareholder accounts, a new account fee, and out-of-pocket fees for required database searches on both new and existing accounts. These fees are set forth below:


            AML BASE SERVICE (EXCLUDING NETWORK LEVEL THREE ACCOUNTS)
            ---------------------------------------------------------
              0-999 accounts                         $500.00 per year
           1,000-4,999 accounts                       $1,000 per year
           5,000-9,999 accounts                       $2,500 per year
            10,000 + accounts                         $5,000 per year

                             AML NEW ACCOUNT SERVICE
                             -----------------------
                         $1.00 per new domestic account
                          $2.00 per new foreign account

                             OUT-OF-POCKET EXPENSES
                             ----------------------
                     Pass through cost of database searches
                        Any other out-of-pocket expenses